UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): December 24, 2008 (December 22, 2008)
O’CHARLEY’S INC.

(Exact Name of Registrant as Specified in Charter)

Tennessee	0-18629	62-1192475

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3038 Sidco Drive
Nashville, Tennessee	37204

(Address of Principal Executive Offices)	(Zip Code)
(615) 256-8500

(Registrant’s Telephone Number, Including Area Code)
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Item 7.01. Regulation FD Disclosure
Item 9.01. Financial Statements and Exhibits
SIGNATURES
EXHIBIT INDEX
EX-10.1
EX-99.1

Item 1.01. Entry into a Material Definitive Agreement.
     The disclosure under Item 5.02 below is incorporated by reference into this Item 1.01 to the extent that such Item 5.02 describes the entrance into a material definitive agreement by O’Charley’s Inc. (the “Company”).
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Retirement of Gregory L. Burns
     On December 23, 2008, the Company announced that Gregory L. Burns will retire, effective as of the adjournment of the Board’s regularly scheduled meeting to be held in February 2009 (the “Retirement Date”), as the Company’s Chairman of the Board, President and Chief Executive Officer and from all committees of the Company’s Board of Directors (the “Board”). Mr. Burns will continue to serve as a director of the Company until the expiration of his term at the Company’s 2009 annual meeting of shareholders (the “2009 Annual Meeting”) but will not stand for re-election to the Board at the 2009 Annual Meeting. Upon the Retirement Date, Lawrence E. Hyatt, the Company’s Chief Financial Officer, Secretary and Treasurer, age 54, will become the Company’s Interim President and Chief Executive Officer, in addition to his current positions with the Company. A description of Mr. Hyatt’s business background and experience is incorporated by reference to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 12, 2008. The Executive Committee of the Board will promptly initiate a search for a new Chief Executive Officer.
Second Settlement Agreement
     On December 22, 2008, the Company entered into a Second Settlement Agreement (the “Second Settlement Agreement”) with Crescendo Partners II, L.P., Series Z and related parties (collectively, “Crescendo Partners”) which supersedes and replaces the Settlement Agreement among the Company and Crescendo Partners dated March 12, 2008.
     Pursuant to the Second Settlement Agreement, the Board will be expanded from 11 to 12 members and the resulting vacancy will be filled by a nominee recommended by Crescendo Partners who is determined by the Nominating and Corporate Governance Committee of the Board to be qualified to serve on the Board and “independent” under the listing standards of the NASDAQ Stock Market LLC (the “New Director”). At the 2009 Annual Meeting, Mr. Burns will not stand for re-election and one other director (other than Arnaud Ajdler, Gregory Monahan, Douglas Benham and the New Director) will either not stand for re-election or, if such director’s term does not expire at the 2009 Annual Meeting, resign from the Board, such that as of the adjournment of the 2009 Annual Meeting the Board will be comprised of 10 members, pending the hiring of a new chief executive officer.
     The Second Settlement Agreement also provides for, on the Retirement Date, the retirement of Mr. Burns as described above, the appointment of Mr. Hyatt as Interim President and Chief Executive Officer and the appointment of Richard Reiss, Jr., as lead independent director. Mr. Benham has also been appointed to serve as interim liaison director of the Executive Committee of the Board commencing January 5, 2009, to serve as a temporary liaison between the management team and the Executive Committee of the Board. Upon the Retirement

Date, Mr. Benham will become the Chairman of the Executive Committee of the Board and continue his duties as interim liaison director. Mr. Benham will perform the duties of interim liaison director for four four-week periods and will receive $15,000 and 7,500 shares of the Company’s common stock in consideration for his services for the initial four-week period and $30,000 for each subsequent four-week period. Following such period, the Executive Committee of the Board will review the duties performed by Mr. Benham and determine whether Mr. Benham’s duties should be adjusted and the appropriate level of compensation for such duties.
          The Second Settlement Agreement also provides for a standstill that runs generally through the date that is five business days prior to the last date on which a shareholder of the Company may submit nominations for the Board in connection with the Company’s 2010 Annual Meeting of Shareholders.
     Crescendo has agreed to vote all of its shares at the 2009 Annual Meeting in favor of the election of all nominees recommended by the Board. The Company has agreed to reimburse Crescendo for its reasonable out-of-pocket fees and expenses in connection with the Second Settlement Agreement and related matters, not to exceed $35,000.
     The foregoing summary of the Second Settlement Agreement is qualified in its entirety by reference to the Second Settlement Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.
Item 7.01. Regulation FD Disclosure.
          On December 23, 2008, the Company issued a press release announcing Mr. Burns’ retirement and that it had entered into the Second Settlement Agreement with Crescendo Partners. A copy of the press release is furnished herewith as Exhibit 99.1.
Item 9.01. Financial Statements and Exhibits
          (d) Exhibits.
10.1	Second Settlement Agreement, dated as of December 22, 2008, by and among O’Charley’s Inc., Eric S. Rosenfeld, Crescendo Partners II, L.P., Series Z, Crescendo Partners III, L.P., Crescendo Investments II, LLC and Crescendo Investments III, LLC

99.1	Press Release dated December 23, 2008

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

O’CHARLEY’S INC.
By:	/s/ Lawrence E. Hyatt
Lawrence E. Hyatt
Chief Financial Officer, Secretary and Treasurer

Date: December 23, 2008

EXHIBIT INDEX

Exhibit
Number	Description

10.1	Second Settlement Agreement, dated as of December 22, 2008, by and among O’Charley’s Inc., Eric S. Rosenfeld, Crescendo Partners II, L.P., Series Z, Crescendo Partners III, L.P., Crescendo Investments II, LLC and Crescendo Investments III, LLC

99.1	Press Release dated December 23, 2008